Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-112542) and Form S-8 (Nos. 333-45330, 333-45332, 333-62894 and 333-86350) of our report dated January 16, 2004, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

San Diego, California

February 25, 2004